BETA OIL & GAS INCORPORATED
            (Public Offering of up to 880,000 Shares of Common Stock)





                                                  ________ __, 1999



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 Re:      Selected Dealers Agreement between Hagerty, Stewart & Associates, Inc.
         (the "Underwriter"), and the undersigned dealer ("You")

Dear Sir or Madam:

         The Underwriter has agreed to offer and sell on behalf of Beta Oil & Gas Incorporated, a Nevada corporation (the "Company"), up to 880,000 shares of Common Stock, par value $.001 per share (the "Shares"), all as set forth in the prospectus (the "Prospectus"), which is part of the registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on Form S-1 (File No. 333-______) under the Securities Act of 1933, as amended (the "Act"), subject to the terms of the Underwriting Agreement referred to therein (the "Underwriting Agreement").

         1. The Public Offering. The Shares are to be offered to the public by the Underwriter, on a best-efforts basis, at a price of $6.00 per share (the "Public Offering Price"), in accordance with the terms of the offering set forth in the Prospectus. The Underwriter has full authority to take such action as it may deem advisable in respect of all matters pertaining to the public offering of the Shares.

         2. Offering by Selected Dealers. The Underwriter is offering part of the Shares for sale through certain dealers (the "Selected Dealers") who are members of the National Association of Securities Dealers, Inc. (the "NASD"), at the Public Offering Price, less a concession (the "Selected Dealers Concession") not in excess of $0.__ per share, subject to the terms and conditions herein and in the Prospectus, and subject to modification and cancellation of the offering without notice. Sales of Shares by You pursuant to such offering shall be evidenced by the Underwriter's written confirmation and shall be on the terms and conditions set forth herein. In selling Shares, You shall not rely upon any statement whatsoever, written or oral, other than statements contained herein and in the Registration Statement of which the Prospectus is a part.

         If You desire to apply to act as a Selected Dealer and sell any of the Shares, please sign and return to the Underwriter the enclosed copy of this letter, even though You may have advised the Underwriter thereof previously by telephone or telegraph. Your application should be sent to Hagerty Stewart, 2600 Michelson Drive, Suite 1500, Irvine, California 92612. The Underwriter shall use its reasonable best efforts to fill any subscriptions You may submit. The Underwriter reserves the right to reject all subscriptions in whole or in part, to make allotments, and to close the subscription books at any time and without notice.

         3. Conduct of Offering. On becoming a Selected Dealer and in offering and selling the Shares, You agree to comply with all applicable requirements of the Securities Act of 1933, as amended (the "Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Rules of Fair Practice of the NASD including, but not limited to, Sections 8, 24, 25 and 36 of Article III of said Rules of Fair Practice. As a Selected Dealer, You shall be supplied with such quantities of the Prospectus as, from time to time, You may reasonably request.

         Upon acceptance of your application, You shall be informed as to the states in which the Underwriter has been advised that the Shares have been qualified for sale under the respective securities or blue sky laws of such states; however, the Underwriter assumes no obligation or responsibility as to the right of any Selected Dealer to sell the Shares in any state or as to any sale made therein.

         4. Offering by Selected Dealers. Shares sold by You must be offered in conformity with the terms of the offering set forth in the Prospectus.

         5. Payment and Delivery. Payment for Shares purchased through You shall be made by the subscriber of the Shares, at the Public Offering Price, either by check or wire transfer. All checks for Shares should be made payable to "California StateBank -- Beta Oil & Gas, Inc. Escrow Account" and must be forwarded to California State Bank, as Escrow Agent, at 1201 Dove Street, Newport Beach, California 92660, no later than noon on the next business day following their receipt by You. Delivery instructions for the Shares must have been received by the Underwriter by such date and time as the Underwriter shall request. The Selected Dealers Concession payable to You hereunder shall be paid within ten (10) business days after the occurrence of the closing that includes the Shares purchased through You.

         6. Relationship of Selected Dealers and the Underwriters. You represent that You are a member in good standing of the NASD. You are not authorized to, and You agree not to, give any information or to make any representations other than as contained in the Prospectus, or to act as agent or sub-agent for the Underwriter. Nothing herein shall constitute the Selected Dealers an association, unincorporated business, or other separate entity or partners with the Underwriter, or with each other, but You shall be liable for the Underwriter's share of any tax, liability, or expense based on any claim to the contrary. The Underwriter shall not be under any liability to You, except for obligations expressly assumed by the Underwriter in this Agreement; however, no obligations on the Underwriter's part shall be implied or inferred herefrom.

         7. Notices. All communications from You to the Underwriter shall be addressed to Mr. Nicholas Mosich, 2600 Michelson Drive, Suite 1500 Irvine, California 92612. Any notice from the Underwriter to You shall be delivered, mailed, or telegraphed to You at the address to which this Agreement is mailed.

         8. Termination. This Agreement shall terminate ninety (90) days after the date hereof, unless extended by the Underwriter for a period not exceeding an additional thirty (30) days, and, whether extended or not, may be terminated by the Underwriter at any time. Provided that the Minimum Condition (as defined in the Prospectus) is satisfied in accordance with the terms of the Underwriting Agreement, such termination shall not affect Your right to receive the Selected Dealers Concession with respect to the number of Shares that are sold by You as evidenced in the Underwriter's written confirmation referenced in Section 2 hereof.

                                                        Very truly yours,

                                             HAGERTY, STEWART & ASSOCIATES, INC.


                                                       By:
                                                     Name:
                                                    Title:


Confirmed and accepted as of the date first above written.






By:
       Authorized Signature
       Title: